Novelis Fiscal 2027 Annual Incentive Plan
1.Title and Administration. This annual incentive plan (the “2027 AIP”, “AIP”, or the “Plan”) will be administered by the Human Resources department of Novelis Inc. (together with its subsidiaries, the “Company”).
2.Performance Period and Payments. The performance period will commence on April 1, 2026 and end on March 31, 2027. Payments under the Plan will be made in a lump sum, minus required withholdings, during the first fiscal quarter following the end of the performance year, (but in no event later than the short-term deferral exemption date under Section 409A of the Internal Revenue Code). All achievement of the performance measures will be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”) after the end of the performance period. For the purposes of the Plan, all references to the “Compensation Committee” hereinafter shall mean the Board and/or the Compensation Committee, as appropriate.
3.Eligibility. Employees in job bands 7 and higher, as well as all employees working for the Corporate and Regional Headquarters offices are eligible to participate in the Plan. An individual must be either employed in an eligible job band or position or transferred or hired into an eligible job band or position during the performance year to receive a payout under the Plan. Eligibility and payments for employees who begin employment with Novelis or transfer into an eligible position after the start of the performance period will be determined by the “Plan Rules Administration” document then in effect as maintained by the Company’s Human Resources department.
4.Target Opportunity. Each participant’s target opportunity will be determined by the Company’s Human Resources department or the Compensation Committee, as applicable.
5.Plan Design.
(a)Performance Measures. The following measures will determine payouts under the Plan. The final performance score will be rounded to the nearest whole percentage.
i.Eligible employees have the following weightings:

Measure	Weighting	Performance Threshold	Payout at Threshold	Performance Target & Payout at Target	Performance Maximum	Payout at Maximum
Global Safety	10%		50%	100%		150%
Adjusted Operating EBITDA	50%	75%	40%	100%	115%	200%
Adjusted Operating Cash Flow	40%	75%	40%	100%	140%	200%
Payouts between performance levels will be determined based on straight line interpolation.
ii.Eligible employees involved in the Bay Minette project have the following weightings based on their role:
•Project Leadership: CEO and CFO
•Project Teams: accountable for execution and project deliverables on time, within budget, and to the specified quality standards.
oConstruction Project Team
oOperational Readiness Project Team

Measure	Weightage for Bay Minette Team
	Bay Minette Project Leadership	Bay Minette Project Team - Construction	Bay Minette Project Team – Operational Readiness
Global Safety	10%	10%	10%
Adjusted Operating EBITDA	60%	20%	20%
Adjusted Operating Cash Flow
Bay Minette Project Milestones	30%	70%	70%

	Measure	Weightage for Bay Minette Team
		Bay Minette Project Leadership	Bay Minette Project Team - Construction	Bay Minette Project Team – Operational Readiness
	Global Safety	10%	10%	10%
	Adjusted Operating EBITDA	33%	11%	11%
	Adjusted Operating Cash Flow	27%	9%	9%
Project Milestones	Mechanical Completion	0%	52.5%	17.5%
	Employment Level Adherence	0%	1.75%	5.25%
	First Commercial Sales	30%	12.25%	36.75%
	Core Process Readiness	0%	3.5%	10.5%

	Measure	Threshold and Max Payout Opportunity for Bay Minette
		Minimum	Maximum
Project Milestones	Mechanical Completion	50%	150%
	Employment Level Adherence	50%	150%
	First Commercial Sales	50%	150%
	Core Process Readiness	50%	100%
Payouts between established performance calibration points will be determined using linear interpolation between the applicable adjacent payout levels.

iii.Eligible employees other than members of the Executive Committee have additional AIP opportunities set forth on Appendix A.

(b)    Performance Threshold. No payout will be made under the Plan unless Adjusted Operating EBITDA for the performance year is at least 75% of the target level Adjusted Operating EBITDA established by the Company (when determining 75% threshold of Adjusted Operating EBITDA, it will be rounded to the nearest single decimal point). Performance results between threshold level and maximum level are determined by means of interpolation.
(c)    Individual Performance Modifier. Individual performance serves as a modifier on each participant’s payout. The payout, as calculated by actual Company performance on the measures in the Plan, the participant’s salary and incentive target, will be multiplied by a factor linked to the participant’s individual performance rating to determine total payout.

Individual Performance Modifier per Novelis Performance Management System*	1-Inadequate Performance (IP)	2-Partially Delivered Performance (PDP)	3-Delivered Full Performance (DFP)	4-Outperformed (OP)	5-Significantly Outperformed (SP)
JB5+	0%	0-75%	95-105%	105-115%	115-125%
JB6-11B	0%	75%	100%	115%	130%
*Total annual payout will be capped at 170%, 190%, and 200% for employees rated 3-DFP, 4-OP, and 5-SP, respectively, and at 0% and 75% of target for employees rated 1-IP and 2-PDP, respectively. Individual Performance Modifier does not apply to employees designated as Hourly.

6.Separation from Employment, Transfer and Other Changes. Participants who terminate employment or transfer to an ineligible position during the performance year will be subject to the applicable terms set forth below. Any payments to former employees will be made at or near the same date payment is made to active employees under the Plan (but in no event later than the short-term deferral exemption date under Section 409A of the Internal Revenue Code) and will be based on the final approved Company performance score. Payments to participants who experience changes in salary, job band, or leave of absence during the performance year will be determined in accordance with the Plan Rules Administration document.

Termination Event	Treatment
Death, Disability or Retirement	Payout will be prorated based on the number of days of employment during the performance period.
Change in Control	Payout will be prorated based on the number of days of employment during the performance period.
Intercompany Transfers	Payout will be prorated based on the number of days of employment during the performance period.
Involuntary Termination – Without Cause (e.g., plant closure, sale of assets, position elimination) / for Good reason	Payout will be prorated based on the number of days of employment during the performance period.
Voluntary Termination	The participant will forfeit the entire payout, and no payout will be made.
Involuntary Termination – For Cause	The participant will forfeit the entire payout, and no payout will be made.

7.Definitions. The following terms will have the meaning ascribed to them below; provided, however that the Compensation Committee may approve the modification or interpretation of any definition in its sole discretion.

(a) Adjusted Operating EBITDA generally means “Adjusted EBITDA” as used in the Company’s Annual Report on the Form 10-K for the fiscal year ended March 31, 2027, reduced by (1) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments; and adjusted by (2) the impact on cost of working capital management activities to the extent caused by any excess or shortfall of Adjusted Operating Cash Flow described in paragraph 7(b) below, and (3) other adjustments as determined by the Compensation Committee.

(b)Adjusted Operating Cash Flow (OCF) generally means “Adjusted Free Cash Flow” as used in our Annual Report on the Form 10-K for the fiscal year ended March 31,

2027, before capital expenditures, working capital financing and other adjustments as determined by the Compensation Committee.

(c)Cause shall have the meanings set forth in the Company’s 2027 Long-Term Incentive Plan Design, Terms and Conditions (the “LTI Plan”).

(d)Change in Control has the meaning set forth in the Novelis Inc. Change in Control Executive Severance Plan, effective July 25, 2024, as amended from time to time.

(e)Disability shall have the meanings set forth in the LTI Plan.

(f)Bay Minette Project Milestones
i.Mechanical Completion is based on the completion of all Production Center machine equipment specified in the agreed critical path equipment list, installed in accordance with approved engineering design, technical specifications, quality, and safety standards, and progressively released for cold commissioning. Each Production Center will be assessed individually and considered complete only when every machine equipment within it is mechanically complete by its designated target date.

ii.Employment Level Adherence is based on the achievement of the planned number of active employees. “Active employee” is defined as a candidate who has accepted the offer and has been actively employed for 30 days by February 28, 2027.

iii.First Commercial Sales [Intentionally Omitted]

iv.Core Process Readiness is based on the completion of scheduled deliverables as per the plan. The Subject Matter Expert will be responsible for determining completion through the gate review process.

(g)Global Safety is based on the metric of Days Away from Work (“DAFW”), which is based on a standard OSHA calculation that attempts to roughly convert DAFW to a rough percentage (utilizing 200,000 hours in the numerator to approximate 100 person-years) so that a 1.0 DAFW would indicate 1 DAFW case per 100 person-years. In the case of a fatality or a significant safety event (as defined by the Compensation Committee at its discretion) at a Company location during the fiscal year ended March 31, 2027, select participants will receive a 10% reduction of their total AIP achievement. If both a fatality and a significant safety event occur during the fiscal year ended March 31, 2027, the maximum reduction remains at 10%.

(h)Good Reason shall have the meanings set forth in the LTI Plan.

(i)Retirement means a separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55, provided that the participant notifies the Company of his or her retirement at least one hundred and eighty (180) days prior to his or her specified retirement date, unless an earlier date is agreed to between Company and the employee.
8.Interpretation. The Company will interpret and construe the terms and conditions of the plan in its sole discretion, including but not limited to all decisions regarding eligibility for, and the amount of benefits payable under, the Plan. The Company also reserves the right to amend or modify this Plan at any time.
9.No Right to Continued Service. Nothing in the Plan confers upon any participant the right to continued employment or service with the Company or otherwise interfere with or restrict the right of The Company or any affiliate to terminate the participant’s employment or service for any reason.

Appendix A
[Intentionally Omitted.]